Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

The following unaudited pro forma condensed combined statement of income includes the operations of International Shipholding Corporation (the “Company” or “ISH”) for the twelve months ended December 31, 2012, assuming the acquisition of U.S. United Ocean Services (“UOS”) had been consummated on January 1, 2012.

These unaudited pro forma results are not necessarily indicative of the actual results of operation that would have been achieved, nor are they necessarily indicative of future results of operations.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition of UOS and are factually supportable. Our unaudited pro forma combined financial information and explanatory footnotes present how our condensed combined statement of income may have appeared had the businesses actually been combined as of the date above. The unaudited pro forma condensed combined financial information shows the impact on the condensed combined statement of income under acquisition accounting with the Company treated as the acquirer. Under this method of accounting, the assets purchased and liabilities assumed of UOS have been recorded by the Company at their estimated fair values as of the acquisition date.

The unaudited pro forma condensed combined statement of income is presented for illustrative purposes only and does not indicate the financial results of operation had they actually been combined on the date and in accordance with the assumptions and estimates described within. However, management believes that (i) the assumptions and estimates used provide a reasonable basis for presenting the combined pro forma information and (ii) the pro forma adjustments give appropriate effect to the assumptions and are properly applied in the unaudited pro forma condensed combined statement of income. The results of operations of UOS have been included in the Company’s historical consolidated financial statements since November 30, 2012.

INTERNATIONAL SHIPHOLDING CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012

(All Amounts in Thousands Except Share Data)

(Unaudited)

	ISH 12/31/12 *	UOS 09/30/12 **	UOS Pro Forma Adjustments		ISH Pro Forma Adjustments		Pro Forma Combined
Revenues	$243,496	$70,417	$—		$15,166	(1)	$329,079
Operating Expenses:
Voyage Expenses	188,083	53,730	—		10,342	(1)	252,155
Vessel Depreciation/Amortization	24,366	10,404	(10,404	)(2)	2,945	(2)	27,311
Other Depreciation	32	—	—		—		32
Administrative and General Expenses	23,244	3,414	—		634	(1)	27,292
Amortization of Intangibles	425	1,634	(1,634	)(3)	4,722	(3)	5,147
(Gain) on Sale/Purchase of Other Assets	(16,625)	—	—		—		(16,625)

Total Operating Expenses	219,525	69,182	(12,038)		18,643		295,312

Operating Income	23,971	1,235	12,038		(3,477)		33,767

Interest and Other:
Interest Expense	10,409	—	—		993	(4)	11,402
Derivative Loss	485	—	—		—		485
Gain on Sale of Investment	(580)	—	—		—		(580)
Other Income from Vessel Financing	(2,387)	—	—		—		(2,387)
Investment Income	(470)	—	—		—		(470)
Foreign Exchange Loss (Gain)	(5,506)	—	—		—		(5,506)

	1,951	—	—		993		2,944

Income Before Provision for Income Taxes and Equity in Net (Loss) Income of Unconsolidated Entities	22,020	1,235	12,038		(4,470)		30,823

(Benefit) Provision for Income Taxes:
Current	296	—	—		—		296
Deferred	(453)	—	—		—		(453)

	(157)	—	—		—		(157)

Equity in Net Income of Unconsolidated Entities (Net of Applicable Taxes)	(215)	—	—		—		(215)

		—					—
Net Income	$21,962	$1,235	$12,038		$(4,470)		30,765

Basic and Diluted Earnings Per Common Share:
Basic Earnings Per Common Share:	$3.05						$4.28
Diluted Earnings Per Common Share:	$3.04						$4.27
Weighted Average Shares of Common Stock Outstanding:
Basic	7,195,606						7,195,606
Diluted	7,213,288						7,213,288
Dividends Per Share	$1.000						$1.000

*	Includes one-month of UOS actual activity for December, 2012.
**	See Note 1.

Notes to Unaudited Pro Forma Condensed Combined Statement of Income

Pro Forma Basis of Presentation

The acquisition of UOS is reflected in the unaudited pro forma condensed combined statement of income as being accounted for under the acquisition method in accordance with ASC 805. Under the acquisition method, the total estimated purchase price of the acquired company is allocated to the assets acquired and liabilities assumed based on their fair values on the acquisition date. For more information on these allocations, see Note 2 to the Company’s condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013.

The unaudited pro forma condensed combined statement of income for the twelve months ended December 31, 2012 assumes the acquisition occurred January 1, 2012. The unaudited pro forma condensed combined statements of income are based on twelve months of audited Company information and a combination of (i) nine months of UOS unaudited historical financial information reflected in the “UOS” column, (ii) two months of estimated financial information reflected in the “ISH Pro Forma Adjustments” column and described further in Note 1 below and (iii) one month of financial information subsequent to the acquisition date while under the Company’s control reflected in the “ISH” column.

The unaudited pro forma condensed combined statements of income do not include the realization of any cost savings from anticipated operating efficiencies, synergies, or other restructuring activities which might result from the acquisition. The unaudited pro forma condensed combined statements of income should be read in conjunction with the separately filed historical consolidated financial statements and accompanying notes of UOS referred to elsewhere in this current report on Form 8-K.

The unaudited pro forma condensed combined statement of income is not intended to represent or be indicative of the consolidated results of operations of the company that would have been reported had the acquisition been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations of the Company.

Pro Forma Adjustments

Set forth below are adjustments to the pro forma condensed combined statement of income.

1.	Represents an estimate of UOS activity for October and November of 2012 (which are the two months of 2012 preceding the UOS acquisition date and for which UOS financial data is not available) and was derived by doubling UOS’ historical performance for the month of December 2012.

2.	Reversal of UOS’ historical depreciation and the replacement of new depreciation based on fair value of the vessels as of the acquisition date.

3.	Reversal of UOS’ historical amortization of intangible assets and the replacement of new amortization of intangible assets that were identified and measured during the fair value allocation of UOS’ assets and liabilities.

4.	Represents interest expense on new debt issued to partially fund the acquisition of UOS.